Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-47646) pertaining to the 1996 Stock Plan, 2000 Director Option Plan, 2000 Employee Stock Purchase Plan, 2000 Stock Plan and options to purchase Series E Preferred Stock; the Registration Statement (Form S-8 No. 333-55504) pertaining to the 2000 Stock Plan, and the Registration Statement (Form S-8 No. 333-74768) pertaining to the Transilica Inc. 2001 Amended and Restated Equity Incentive Plan (as assumed by the registrant) and Domain Knowledge, Inc. 2000 Stock Option, Deferred Stock and Restricted Stock Plan (as assumed by the registrant) with respect to the consolidated financial statements of Microtune, Inc. included in this Annual Report (Form 10-K/A) for the year ended December 31, 2002.

/s/ Ernst and Young LLP

Dallas, Texas

March 9, 2004